Exhibit 99.1

Safety Shot to Release On-the-Go Powder Stick Packs of the World’s First Alcohol Reducing Product

With an Expected Launch in Early Q4, Safety Shot Powder Stick Packets Will Address an Anticipated $517M Market Size

JUPITER, Fla., August 05, 2024 /Globe Newswire/ -- Safety Shot, Inc. (Nasdaq: SHOT) (the “Company”) is pleased to announce that the world’s first product to reduce blood alcohol content will soon be available in an on-the-go powder format.

Vigorous efforts have been made by the R&D team at Safety Shot to successfully create a powdered version of the Company’s alcohol-reducing nutraceutical. Expected to launch in early Q4, the powder will feature the Company’s clinically backed formula in a convenient stick pack format for on-the-go convenience.

“Our goal was always to offer Safety Shot in a powder form. It was a battle to create a powdered version as several specific ingredients are tricky to work with for many reasons. We are beyond excited to have successfully found a solution that maintains 100% of the efficacy of the world’s first alcohol-reducing product. Offering a convenient stick pack is a huge step forward in our R&D processes as we continue to explore extensions for our brand,” said COO David Sandler.

Stick pack pouches represent flexible packaging that is distinguished by compact dimensions and slender configuration. There is a growing market with increasing consumer preference for the convenience and versatility of stick packaging solutions. According to a study published by Towards Packaging a sister firm of Precedence Research, the global stick packaging market size accounted for $358.20 million in 2024 and is estimated to be worth approximately $517.61 million by 2031.1

Safety Shot stick packs offer a third solution to the Company’s growing portfolio and create greater visibility for the entire brand. A stick-pack version will allow for more locations, both in stores and across all retailers, in addition to creating greater convenience for customers. The stick packs will be available in a pack of 6 and selection locations will also offer a single stick option.

1 https://www.globenewswire.com/news-release/2024/03/08/2843244/0/en/Stick-Packaging-Market-Size-Anticipated-to-Hit-USD-547-63-Mn-by-2032.html

“Powder stick packs work well for anyone on the move. No matter where you are, you will be able to have Safety Shot with you and can lower your blood alcohol content in as little as 30 minutes. We look forward to offering this new and easy-to-administer solution for consumers. A powder format will significantly help to broaden our customer base and to mitigate the negative consequences of drinking,” stated CEO Jarrett Boon.

For more information, visit www.drinksafetyshot.com and Amazon.

About Safety Shot, Inc.

Safety Shot, Inc., a wellness and dietary supplement company, has developed Safety Shot, the first patented wellness product on Earth that lowers blood alcohol content by supporting its metabolism, while boosting clarity, energy, and overall mood. Safety Shot is available for purchase online at DrinkSafetyShot.com and Amazon. The Company is introducing business-to-business sales of Safety Shot to distributors, retailers, restaurants, and bars throughout 2024.

Media and Investor Contact:

Autumn Communications

Jessica Weinberger

Phone: 916-677-7495

Email: shot@autumncommunications.com

Medon Michaelides

Investor Relations

Phone: 561-244-7100

Email: investors@drinksafetyshot.com